Exhibit 99.1

Dot Ai Announces Delisting Notice and Intention of Appeal

Having received a Staff Determination of delisting, the Company signals their intention to appeal as they pursue strategic alternatives to remain compliant.

LAS VEGAS, NV / August 12, 2026 / CID HoldCo, Inc. (Nasdaq: DAIC) (“Dot Ai” or the “Company”), an IoT and AI-based SaaS company redefining asset intelligence for industrial technology, today announced that on August 6, 2026, it received a written notification from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that Nasdaq’s staff had determined to delist the Company’s common stock, par value $0.0001 per share (the “Common Stock”), from Nasdaq pursuant to Nasdaq Listing Rule 5450(b)(2)(A) because the Company did not satisfy the minimum Market Value of Listed Securities (“MVLS”) requirement of $50 million. The notification is referred to herein as the “Staff Determination”. The company is pursuing strategic alternatives to address the deficiencies.

As previously disclosed, on February 5, 2026, the Company received deficiency notices from Nasdaq indicating that (i) the MVLS of the Company’s listed securities was below $50 million required under Nasdaq Listing Rule 5450(b)(2)(A), and (ii) the closing bid price of the Common Stock had been below $1.00 per share for 30 consecutive business days, which is the minimum bid price required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). On February 10, 2026, the Company received an additional deficiency notice from Nasdaq indicating that the Company’s securities had not maintained a minimum market value of publicly held shares (“MVPHS”) of $15 million required under Nasdaq Listing Rule 5450(b)(2)(C). In accordance with the applicable Nasdaq Listing Rules, the Company was given 180 calendar days to regain compliance with each requirement: until August 4, 2026 for the MVLS and Minimum Bid Price Requirements, and until August 10, 2026 for the MVPHS requirement. On June 23, 2026, Nasdaq notified the Company that it had regained compliance with the Minimum Bid Price Requirement because the closing bid price of the Common Stock had been $1.00 per share or greater for at least 12 consecutive business days from June 8, 2026 to June 22, 2026, and accordingly, the minimum bid price matter was closed. The Company, however, did not regain compliance with the MVLS requirement by the August 4, 2026 deadline, and Nasdaq subsequently issued the Staff Determination on August 6, 2026.

Under the Staff Determination, the Company has the right to appeal the Staff Determination by requesting a hearing before a Nasdaq Hearings Panel (the “Hearings Panel”). Any such request must be submitted by 4:00 p.m. Eastern Time on August 13, 2026, and is subject to a $20,000 hearing fee. The Company plans to file such appeal by timely requesting a hearing (the “Hearing”) before the Hearings Panel and paying the applicable fee. A Hearing request will stay the suspension of the Company’s securities and the filing of a Form 25-NSE with the Securities and Exchange Commission pending the issuance of a written decision by the Hearings Panel. The Common Stock will remain listed on Nasdaq, pending the outcome of the Hearing. There can be no assurance that the Hearings Panel will decide in the Company’s favor with respect to such appeal. The Hearings Panel’s decision will determine the future of trading of the Common Stock.

There can be no assurance that the Company will be granted the Hearing or that following the Hearing, the Hearings Panel will determine to continue to allow the listing of the Common Stock on Nasdaq or that the Company will be able to evidence compliance with the applicable listing criteria within the period of time, if any, that may be granted by the Hearings Panel.

About Dot Ai

Dot Ai (Nasdaq: DAIC) is an IoT and AI-based SaaS company at the forefront of Asset Intelligence technology for smart supply chain operations. Leveraging state-of-the-art AI engines, cutting-edge 5G RF and BLE technology, and seamless cloud integrations, Dot Ai offers real-time asset visibility and predictive analytics that integrate with existing infrastructure. The Company serves multiple industries including aviation, construction, delivery, military, mining, retail, seaports, medical logistics, warehousing, and manufacturing. For more information, please visit daic.ai.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transactions and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts, including statements regarding the Company’s review of strategic alternatives, intent regarding a Hearing and the outcome of the Hearing, if any, and the Company’s ability to regain compliance with Nasdaq continued listing requirements. All forward-looking statements are based on Dot Ai’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements are subject to risks and uncertainties — including the risk that the Company may not be granted a Hearing by Nasdaq or, if granted, that the Company will not be successful in its appeal or the Company may have additional Nasdaq listing deficiencies — that could cause actual results to differ materially from those expressed in the forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements, and Dot Ai assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Relations Contact:

Charlie Maddox

CFO

charlie@daic.ai